Exhibit 99
BOB EVANS ANNOUNCES SECOND-QUARTER FINANCIAL RESULTS
Company reports 21.6 percent EPS increase; reaffirms previous annual reported EPS estimate of $1.77 to $1.84
COLUMBUS, Ohio – Nov. 12, 2007 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the second fiscal quarter ended Friday, Oct. 26, 2007. To view additional second quarter 2008 financial information, please see the Company’s Current Report on Form 8-K filed in conjunction with this news release, or go to the Company’s Web site at www.bobevans.com, click on Investors and then Company News and Events.
Second-quarter results
Reported net income was $15.5 million, or $0.45 per share on a diluted basis, compared with $13.5 million, or $0.37 per share, a 21.6 percent increase on a per-share basis compared to a year ago. Included in this year’s reported results are net pretax gains of $1.0 million (approximately $0.02 per share) on the sale of restaurant assets in the second quarter of fiscal 2008, compared to net pretax gains of $0.4 million (approximately $0.01 per share) on the sale of restaurant assets in the second quarter of fiscal 2007.
The Company’s reported consolidated second-quarter results include the items noted below:
•	Net sales – Net sales were $426.3 million in the second quarter of 2008 compared to $412.7 million in the second quarter of 2007, a 3.3 percent increase. This improvement is primarily the result of same-store sales increases at Bob Evans Restaurants, new restaurant openings over the past year at Mimi’s Café and strong sales in the Company’s food products segment.

•	Cost of sales – Cost of sales was $128.0 million, or 30.0 percent of net sales, in the second quarter of 2008 compared to $121.0 million, or 29.3 percent of net sales, in the second quarter of 2007. This increase is the result of higher costs for commodities in the restaurant segment that more than offset decreased raw materials costs in the food products segment.

•	Operating wages – Operating wages were $149.5 million, or 35.1 percent of net sales, in the second quarter of 2008 compared to $149.0 million, or 36.1 percent of net sales, in the second quarter of 2007. This improvement as a percentage of net sales is the result of effective labor management, as well as leverage from same-store sales increases at Bob Evans Restaurants and sales increases in the food products division, which helped offset the impact of state minimum wage increases.

•	SG&A – Selling, general and administrative expenses were $33.9 million, or 8.0 percent of net sales, in the second quarter of 2008 compared to $34.6 million, or 8.4 percent of net sales, in the second quarter of 2007. The second quarter 2008 results include:
◦	The net pretax gains noted earlier of $1.0 million on the sale of restaurant assets in the second quarter of fiscal 2008 compared to net pretax gains of $0.4 million in the second quarter of fiscal 2007.
◦	Pretax expense for performance-based incentive compensation recorded in accordance with SFAS 123(R) of $0.7 million in the second quarter of fiscal 2008, compared to $1.1 million in the second quarter of fiscal 2007.

◦	The Company’s food products segment benefited from a $0.7 million year-over-year reduction in advertising expense due to timing.
•	Operating Income – The Company’s reported consolidated operating income was $26.0 million in the second quarter of fiscal 2008, a 16.2 percent increase compared to $22.3 million in the second quarter of fiscal 2007.

•	Income Taxes – The Company’s effective tax rate was 33.6 percent in the second quarter of fiscal 2008, compared to an effective tax rate of 32.5 percent in the second quarter of fiscal 2007.

•	Diluted Weighted-Average Shares Outstanding – The Company’s diluted weighted-average share count was 34.4 million shares in the second quarter of fiscal 2008, compared to a diluted weighted-average share count of 36.7 million in the second quarter of fiscal 2007.
Chairman of the Board and Chief Executive Officer Steve Davis said, “We delivered a solid second fiscal quarter on the strength of overall sales growth as well as a successful effort to drive productivity throughout our entire organization, including an excellent job of managing expenses in our restaurant division and a stronger-than-expected performance in our food products business.”
Restaurant Segment Highlights
Same-store sales at Bob Evans Restaurants were up 0.7 percent for the quarter, with average menu prices up 2.3 percent. At Mimi’s Café, same-store sales decreased 1.5 percent for the quarter, with average menu prices up 3.8 percent. The restaurant segment’s total sales for the quarter increased 2.8 percent from a year ago, and its reported operating income increased 4.8 percent in the quarter. This improvement is due mostly to effective cost management, particularly labor management, in spite of higher commodities and minimum wage increases.
Davis said, “The Bob Evans Restaurant division has now posted five consecutive quarters of same-store sales increases, and we are optimistic about the potential of our new Deep Dish Dinners, starting at $5.99. While lower same-store sales at Mimi’s Café and higher food costs hurt our restaurant segment profitability, our proactive labor management efforts enabled us to reduce labor costs more than 100 basis points as a percentage of net sales, despite significant state minimum wage increases. At Mimi’s, the performance of most of our new restaurants remains strong, and this gives us the confidence to continue opening additional stores.”
During the second quarter, the Company opened two new Mimi’s Cafés. For the full fiscal year, the Company’s plans call for the opening of 17 new Mimi’s Cafés, two new Bob Evans restaurants and eight Bob Evans rebuilds.
Food Products Segment Highlights
Second-quarter results in the food products segment reflected continued strong sales momentum. Pounds sold from comparable products were up 2 percent, with overall segment net sales up 5.5 percent. Operating income increased 79 percent, due to the sales increase, a shift in timing of advertising expense and average hog costs of $40.00 per hundredweight compared to $41.00 a year ago.

Davis said, “We achieved the 2 percent increase in comparable pounds sold for the quarter on top of an 11 percent increase a year ago, as a result of increased distribution and continued strong sales in our side dish category. We see many opportunities to continue growing this business through new products, line extensions and expanded distribution.”
Fiscal Year 2008 Outlook
Despite an expected challenging second-half cost environment, the Company reaffirmed its guidance for reported fiscal 2008 diluted earnings per share of $1.77 to $1.84. This includes the anticipated pretax impact of gains on the sale of restaurant assets of approximately $4 million to $5 million. This guidance relies on a number of important assumptions, including same-store sales estimates. Any of the risk factors discussed in the Company’s securities filings could affect this guidance.
Company Repurchases 1 Million Shares in Quarter
During the second quarter, the Company repurchased approximately 1 million shares of Bob Evans Farms, Inc. common stock, for a total of more than 2 million shares repurchased during fiscal 2008. Management is authorized to repurchase up to approximately 1 million additional shares over the remainder of fiscal 2008.
Company to Host Conference Call at 10 a.m. on Tuesday, Nov. 13
Company executives will discuss these results during a conference call at 10 a.m. ET on Tuesday, Nov. 13, 2007. To listen, call (800) 690-3108 (access code 9403639) or log in to the webcast at www.bobevans.com and then click on “Investors.” The call will be available for replay for 48 hours, beginning Tuesday, Nov. 13, 2007, one hour following the call by calling toll free (877) 519-4471 (access code 9403639). The webcast version will also be archived on the Company’s Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. As of Oct. 26, 2007, Bob Evans owned and operated 579 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 118 casual restaurants located in 22 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the Company’s Web site at http://www.bobevans.com.

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	Oct. 26, 2007	Oct. 27, 2006	Oct. 26, 2007	Oct. 27, 2006
Net Sales
Restaurant Segment	$356,168	$346,320	$716,357	$689,828
Food Products Segment	70,087	66,412	134,522	126,277

Total	$426,255	$412,732	$850,879	$816,105

Operating Income
Restaurant Segment	$19,829	$18,917	$37,939	$39,085
Food Products Segment	6,135	3,428	9,550	5,246

Total	$25,964	$22,345	$47,489	$44,331

Net Interest Expense	$2,661	$2,355	$4,878	$4,838

Income Before Income Taxes	$23,303	$19,990	$42,611	$39,493

Provisions for Income Taxes	$7,819	$6,496	$13,804	$12,913

Net Income	$15,484	$13,494	$28,807	$26,580

Earnings Per Share
Basic	$0.45	$0.37	$0.83	$0.73
Diluted	$0.45	$0.37	$0.83	$0.73

Average Shares Outstanding
Basic	34,091	36,428	34,500	36,314
Diluted	34,352	36,729	34,839	36,595
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:
•	Negative publicity or litigation regarding allegations of food-related illness,
•	Failure to achieve and maintain positive same-store sales,
•	Changing business and/or economic conditions, including energy costs,
•	Competition in the restaurant and food products industries,
•	Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs,
•	Changes in the cost or availability of acceptable new restaurant sites,
•	Accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi’s,
•	Adverse weather conditions in locations where we operate our restaurants,
•	Consumer acceptance of changes in menu offerings, price, atmosphere and/or service procedures,
•	Consumer acceptance of our restaurant concepts in new geographic areas, and
•	Changes in hog and other commodity costs.

There is also the risk that we may incorrectly analyze these risks or that the strategies developed by us to address them will be unsuccessful.
Certain risks, uncertainties and assumptions are discussed under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2007. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all such risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be consulted. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:	Donald J. Radkoski (614) 492-4901
David D. Poplar (614) 492-4954